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                                            EXHIBIT 11.1
                                        EASTON BANCORP, INC.
                                 COMPUTATION OF EARNINGS PER SHARE


                                      Three Months    Three Months     Six Months      Six Months
                                         Ended           Ended           Ended           Ended
                                     June 30, 2002   June 30, 2001   June 30, 2002   June 30, 2001
                                     --------------  --------------  --------------  --------------

Net income                           $      138,298  $       75,715  $      250,791  $      176,134
                                     ==============  ==============  ==============  ==============
Average shares outstanding                  560,318         560,318         560,318         560,318

Basic earnings per share             $         0.25  $         0.14  $         0.45  $         0.31
                                     ==============  ==============  ==============  ==============
Average shares outstanding                  560,318         560,318         560,318         560,318

Dilutive average shares outstanding
   under warrants and options               263,800         263,800         263,800         263,800

Exercise price                       $        10.00  $        10.00  $        10.00  $        10.00

Assumed proceeds on exercise         $    2,638,000  $    2,638,000  $    2,638,000  $    2,638,000

Average market value                 $        10.49  $         9.89  $        10.42  $        10.08

Less:  Treasury stock purchased
   with assumed proceeds from
   exercise of warrants and options         251,478             N/A         253,167         261,706

Adjusted average shares-diluted             572,640         560,318         570,951         562,412

Diluted earnings per share           $         0.24  $         0.14  $         0.44  $         0.31
                                     ==============  ==============  ==============  ==============
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     The  stock of the Company is not traded on any public exchange. The average market  values  are  derived  from trades known to management. Private sales may occur  where  management  of  the  Company  is  unaware  of  the  sales  price.


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